Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods to Acquire the Majority of Ebro’s Riviana Foods

U.S. Branded Pastas for $242.5 Million

Complements and Strengthens TreeHouse’s Existing Branded and Private Label Pasta Portfolio, Deepening Ability to Serve National and Regional Customers

Accelerates Meal Preparation Strategy to Drive Improved Margins and Cash Flow

Delivers Meaningful Earnings per Share Accretion of $0.20 to $0.30 in the First Full Year After Closing

OAK BROOK, Ill. (November 5, 2020) – TreeHouse Foods (NYSE: THS) announced today that it has signed a definitive agreement to acquire the majority of the U.S. branded pasta portfolio of Riviana Foods, a subsidiary of Ebro, for $242.5 million in cash. The acquisition includes well-known regional brands, including Prince (Northeast), Creamette (Midwest) and American Beauty (West) and generated revenue of approximately $200 million for the twelve-month period ended June 30, 2020.

The Company expects the transaction will be accretive by $0.20 to $0.30 per share in the first full year after closing. Upon completion of the transaction, TreeHouse expects its leverage ratio to remain in the 3.0x to 3.5x range.

“The acquisition of Ebro’s well-known regional pasta brands further strengthens our portfolio and expands our scale to better serve our national and regional customers,” said Steve Oakland, CEO and President of TreeHouse Foods. “Our existing private label and regional brand pasta business will be a natural complement to the acquired brands and will enable us to further optimize our production network, improve capacity utilization and deliver greater profitability and free cash flow.”

“The work we have done over the past several years to strengthen our operating platform and realign our businesses into two distinct segments has positioned us well to execute this transaction and integrate the pasta business,” Mr. Oakland continued. “We are confident this accretive acquisition, along with the significant progress we have made in generating free cash flow this year, will enhance our ability to drive shareholder value.”

The acquisition includes the following regional brands: Skinner, No Yolks, American Beauty, Creamette, San Giorgio, Prince and Light ‘n Fluffy, Mrs. Weiss’, Wacky Mac, P&R Procino-Rossi and New Mill and the St. Louis manufacturing facility, which employs approximately 90 people. The acquisition does not include the Ronzoni national brand, or its Winchester, Va. and Fresno, Calif. plants.

The transaction is subject to Hart-Scott Rodino review and other customary closing conditions, and is expected to close in the fourth quarter of 2020.

Evercore is acting financial advisor to TreeHouse Foods on the transaction and Winston & Strawn LLP is serving as legal counsel to the Company.

Separately, TreeHouse announced its third quarter earnings today and will host a conference call and webcast at 8:30 a.m. ET, at which time senior management will discuss earnings as well as the pasta transaction. The webcast will be accessible by visiting http://www.treehousefoods.com and by clicking on “Investors”, “Events & Presentations”.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have nearly 40 production facilities across North America and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages and meal preparation products, available in shelf stable, refrigerated, frozen and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.